CARL P. RANNO Attorney and Counselor at Law	2733 EAST VISTA DRIVE PHOENIX, ARIZONA 85032	Phone: 602-493-0369 Email: carlranno@cox.net

LAW OFFICE OF CARL P. RANNO

Exhibit 1A-12

December 19, 2024

C2 Blockchain, Inc.

123 SE 3rd Avenue, #130 Miami, Florida

ATTN: Levi Jacobson

Via email: levateva123@gmail.com

RE: Opinion to be included with an amended Form 1-A Tier 2 Offering Statement to be filed by C2 Blockchain, Inc., a Nevada Corporation.

Dear Sir,

This opinion is submitted pursuant to Item 17.12 of Form 1-A with respect to the proposed offering of C2 Blockchain, Inc., a Nevada Corporation (the Company) relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A+ promulgated thereunder.

The Company is offering up to a maximum of 200,000,000 shares of its common stock which will not exceed $75,000,000. The Company will provide a final fixed price in an offering circular supplement after qualification of the offering statement by the Commission. The offering will commence no later than two business days following the earlier of the determination of the offering price or the date the offering circular is first used after qualification by the Commission in connection with this offering or sale. The Company will receive all of the proceeds from the sale of shares. The offering is being made on a self-underwritten, “best efforts” basis notwithstanding shares may be sold to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. There is no minimum number of shares required to be purchased by each investor. The shares offered by the Company will be sold on its behalf by the sole director and Chief Executive Officer, Levi Jacobson. Mr. Jacobson is deemed to be an underwriter of this offering. He will not receive any commissions or proceeds for selling the registered shares on our behalf. There is uncertainty that the Company will be able to sell any of the shares being offered herein by the Company.

Currently, there are 253,936,005 common shares issued and outstanding. Mr. Jacobson indirectly owns 200,000,000 common shares of the Company by and through Mendel Holdings, LLC, a Delaware Limited Liability company whereas he is the sole member resulting in control and representing a voting percentage of 78.760%. The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements. For purposes of rendering this opinion, I have examined the Offering Statement, as amended, the Company’s Articles of Incorporation filed on June 30, 2021, the Company’s Bylaws, the Exhibits attached to the Amended Offering Statement, and such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted. I have relied, without independent investigation, on certificates of public officials and, as to matters of fact, material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that assuming the Amended Offering Statement shall become qualified, the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Offering Statement and the provisions of the Subscription Agreements, a form of which I have reviewed, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable. I express no opinion as to the laws of any state or jurisdiction other than the applicable sections of the Nevada Business Corporation Act, as currently in effect and the federal laws of the United States. I hereby consent to the filing of this opinion as an exhibit to the Offering Statement as amended and to the reference to me under the caption “Legal Matters” in the Offering Circular constituting a part of the Amended Offering Statement. This opinion is for your benefit in connection with the Amended Offering Statement and may be relied upon by you and by people entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, I do not admit that my firm is in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. Sincerely,

/s/Carl P. Ranno

Carl P. Ranno